Exhibit 99.1

GFI Group Inc. Announces Second Quarter 2005 Results

•                  GAAP Revenues Rise to $140.3 Million; Non-GAAP Revenues to $132.8 Million
•                  GAAP Net Income Increases to $16.7 Million; Non-GAAP Net Income to $13.4 Million

•                  GAAP Diluted EPS is $0.60; Non-GAAP Diluted EPS is $0.48

New York, August 4, 2005 – GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash & derivative markets, today announced financial results for the second quarter and first six months of 2005 ended June 30, 2005.

Highlights

•                  Total revenues for the 2005 second quarter were $140.3 million.  Excluding a net gain from foreign exchange collars, total non-GAAP revenues were $132.8 million, an increase of 44% over the second quarter of 2004.

•                  This increase in revenues reflected 47% higher revenues from brokerage transactions compared with the 2004 second quarter, with strong growth in all categories, especially credit and financial products.

•                  Each of the Company’s three geographic regions showed strong growth over the prior year second quarter, with the Asia Pacific region having the largest percentage increase.

•                  A major factor in the Company’s performance was the continued increase in the number of its brokerage personnel, which reached a total of 629 at June 30, 2005.  That represents a net increase of 152 brokerage employees from the second quarter of 2004, 32 more than the 2005 first quarter and an increase of 69 brokerage employees from the beginning of the year.

•                  Compensation and employee benefit expense as a percentage of total revenues for the second quarter of 2005 declined to 57.6% under GAAP and 60.9% on a non-GAAP basis compared with 63.3% for the 2004 second quarter. The decrease was due to greater use of deferred compensation.

•                  For the second quarter of 2005, GAAP net income rose to $16.7 million or $0.60 per diluted share and non-GAAP net income rose to $13.4 million or $0.48 per diluted share compared with net income of $5.1 million or $0.21 per diluted share in last year’s second quarter.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented “We believe our strong second quarter continues to demonstrate the effectiveness of our business model.  Demand for our services is driven in large part by the continued growth in derivative trading globally.  Our hybrid business model that is designed to enhance broker productivity through the use of technology showed particular strength in the second quarter during short-term volatility spikes in several sectors. Our ability to quickly respond to these market opportunities is based upon the expertise of our brokerage staff and the unique information environment in which they operate.  We continued to add exceptional talent to our ranks this quarter, with continued emphasis on expansion in our Asia Pacific region. This progress was accompanied with further productivity and margin improvements. We expect many of these broad trends in our markets and results to continue although we do expect to see the usual effects of seasonality in the second half of the year.”

Revenues

For the second quarter of 2005, GFI reported total revenues of $140.3 million compared with $92.5 million in the second quarter of 2004. Excluding a net gain of $7.6 million from foreign exchange collars as described below under “Non-GAAP Financial Measures”, total second quarter 2005 non-GAAP revenues were $132.8 million, representing a 44% increase over the second quarter of 2004.

Contributing to the total revenue growth in the 2005 second quarter as compared with the 2004 second quarter were increases in each of the Company’s brokerage product categories, with revenues for credit products up 63%, for financial products up 58%, for equity products up 18% and for commodity products up 23%.  Revenues from analytics and data products rose 17% in the second quarter to $4.7 million from the corresponding prior year period.

By geographic region, second quarter 2005 brokerage revenues increased 54% in the U.S., 32% in the U.K. and 109% in Asia Pacific over the second quarter of 2004.

Expenses

For the second quarter of 2005, compensation and employee benefit expense was $80.9 million, a 38% increase from the second quarter of 2004.  The increase was primarily attributable to the higher number of brokerage personnel as compared to the corresponding period in 2004 and an increase in performance related brokerage bonuses.  Total compensation and employee benefit expense as a percentage of total revenues for the second quarter of 2005 was 57.6% under GAAP and 60.9% on a non-GAAP basis.  This compares with 63.3% for the second quarter of 2004. The decrease as a percentage of revenues in the 2005 second quarter was due to the increased use of deferred compensation.

Total other expenses increased $5.8 million or 24% to $29.9 million from the second quarter of 2004.  As described below under “Non-GAAP Financial Measures”, this included a net reduction of $2.3 million in a lease termination liability in London that was previously recorded in the fourth quarter of 2004.  It also included a $3.2 million charge in connection with newly-hired brokerage personnel to buy-out their existing employment contracts with their former employers, as well as $0.9 million in duplicate rent and $0.5 million in accelerated depreciation related to the Company’s previously announced relocation to larger premises in London.  Excluding these items, total non-GAAP other expenses for the second quarter of 2005 were $27.6 million, or 20.8% of non-GAAP total revenues, compared with 26.2% for the 2004 second quarter.

Earnings

For the second quarter of 2005, GFI reported net income of $16.7 million, or $0.60 per diluted share.  Excluding all non-operating or non-recurring items as summarized below under “Non-GAAP Financial Measures”, GFI’s second quarter 2005 non-GAAP net income was $13.4 million or $0.48 per diluted share. This compares with net income of $5.1 million or $0.21 per diluted share in the second quarter of 2004.

First Half Results

For the first six months ended June 30, 2005, GFI’s total revenues were $262.6 million and net income was $25.8 million or $0.96 per diluted share under GAAP.  Excluding non-operating or non-recurring items, non-GAAP revenues for the first half of 2005 were $255.1 million and net income was $24.4 million or $0.90 per diluted share.  For the first six months of 2004, total revenues were $180.1 million and net income was $11.9 million or $0.49 per diluted share.

Non-GAAP Financial Measures

To supplement GFI’s consolidated financial statements presented in accordance with GAAP for the second quarter and first six months ended June 30, 2005, GFI used non-GAAP financial measures of revenues, expenses, net income and earnings per share, which were adjusted to exclude certain non-operating or non-recurring items. These non-GAAP measures supplement the presentation of GFI’s GAAP financial results and are provided because GFI’s management believes the exclusion of these items provides investors with meaningful supplemental information regarding GFI’s core operating results and a consistent basis for comparison between the periods presented. In the second quarter of 2005, the difference between GAAP and non-GAAP revenues was $7.6 million and the difference between GAAP and non-GAAP net income was $3.3 million. For the first half of 2005, the difference between GAAP and non-GAAP revenues was $7.6 million and the difference between GAAP and non-GAAP net income was $1.5 million.

The difference between GAAP and non-GAAP amounts for the second quarter consisted of:

•                  Other income of $7.6 million from foreign exchange collars. In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract will remain in accumulated other comprehensive loss on the balance sheet and will be reclassified into earnings over the term of the original contract. In the second quarter of 2005, a net gain of $7.6 million was recognized comprised of $8.4 million of gains on the new contract, net of $0.8 million reclassified from accumulated other comprehensive loss into earnings on the original contract. At June 30, 2005, there was $6.2 million before tax ($4.3 million after-tax) remaining in accumulated other comprehensive loss that will be recorded in earnings over the next six quarters.

•                  A $3.2 million charge in connection with newly-hired brokerage personnel to buy-out their existing employment contracts with their former employers.

•                  Items related to the termination of the lease for GFI’s primary London premises and relocation to larger premises:

•             A $2.3 million reduction in lease termination liability.  It is anticipated that GFI will cease using this space in the fourth quarter of 2005 and will accrue approximately $1.3 million for the remaining rent and related charges on the lease at that time.

•             A $0.5 million expense for accelerated depreciation for assets to be abandoned.

•             A $0.9 million expense for duplicate rent, representing the rent and related charges on the new London office space, which GFI anticipates it will begin occupying in the fourth quarter of 2005.

•                  The effect of excluding these items would decrease the Company’s income tax expense by $1.9 million.

The difference between non-GAAP and GAAP amounts for the first six months of 2005 included the second quarter items above, as well as:

•                  $2.0 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  $0.8 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005.

•                  An additional $0.6 million in accelerated depreciation for assets to be abandoned in connection with the termination of the lease for GFI’s primary London offices.

•                  The effect of excluding the preceding three items would decrease the Company’s income tax expense by $0.4 million.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. Eastern time on Friday, August 5, 2005 to review its second quarter 2005 financial results.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the investor relation page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.  Those wishing to listen to the live conference via telephone should dial 617-614-4927 in North America and +44-20-7365-8426 in Europe and ask for the “GFI Group” conference call.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About GFI Group Inc.  www.GFIgroup.com

GFI Group Inc., through its various subsidiaries, is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 900 people with additional offices in London, Hong Kong, Tokyo, Singapore and Sydney. GFI provides services and products to over 1,300 institutional clients, including leading investment and commercial banks, corporations, insurance companies and large hedge funds. Its brands include GFI, GFInet® and FENICS®

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Media Contact:

GFI Group Inc.

Alan Bright:  +44-20-7877-8049

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statement of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES:
Brokerage revenues:
Agency commissions	$99,279	$60,589	$188,758	$118,968
Principal transactions	29,074	26,978	55,678	50,735
Total brokerage revenues	128,353	87,567	244,436	169,703
Analytics and market data	4,711	4,012	10,113	8,685
Interest income	883	170	1,943	446
Other income	6,376	701	6,125	1,309
Total revenues	140,323	92,450	262,617	180,143

EXPENSES:
Compensation and employee benefits	80,896	58,475	156,373	113,561
Communications and quotes	6,341	5,325	12,140	9,999
Travel and promotion	6,041	4,930	11,802	8,878
Rent and occupancy	3,913	2,756	7,341	5,329
Depreciation and amortization	3,599	3,243	7,691	6,385
Professional fees	2,927	2,178	5,396	3,944
Clearing fees	2,974	2,385	6,345	3,450
Interest	597	666	1,841	1,245
Other expenses	5,809	2,686	9,818	4,711
Lease termination costs to affiliate	(2,266)	—	(2,266)	—
Total expenses	110,831	82,644	216,481	157,502

INCOME BEFORE PROVISION FOR INCOME TAXES	29,492	9,806	46,136	22,641

PROVISION FOR INCOME TAX	12,810	4,716	20,300	10,748

NET INCOME	$16,682	$5,090	$25,836	$11,893

Basic earnings per share - Class A and Class B common stock	$0.62	$0.22	$1.00	$0.52
Diluted earnings per share	$0.60	$0.21	$0.96	$0.49

Weighted average shares outstanding - basic:
Class A common stock	—	5,893,846	976,881	5,893,846
Class B common stock (1)	26,791,156	10,155,809	24,021,564	10,155,809

Weighted average shares outstanding - diluted	27,726,612	24,285,331	27,001,747	24,260,861

(1) Class B common stock was renamed Common Stock in January 2005

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

REVENUES:
Brokerage revenues:
Agency commissions	70.8%	65.5%	71.9%	66.0%
Principal transactions	20.7%	29.2%	21.3%	28.2%
Total brokerage revenues	91.5%	94.7%	93.2%	94.2%
Analytics and market data	3.4%	4.3%	3.9%	4.8%
Interest income	0.6%	0.2%	0.6%	0.3%
Other income	4.5%	0.8%	2.3%	0.7%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	57.6%	63.3%	59.5%	63.0%
Communications and quotes	4.6%	5.8%	4.7%	5.6%
Travel and promotion	4.3%	5.4%	4.5%	4.9%
Rent and occupancy	2.8%	3.0%	2.8%	3.0%
Depreciation and amortization	2.6%	3.5%	2.9%	3.5%
Professional fees	2.1%	2.4%	2.1%	2.2%
Clearing fees	2.1%	2.6%	2.4%	1.9%
Interest	0.4%	0.7%	0.7%	0.7%
Other expenses	4.1%	2.9%	3.7%	2.6%
Lease termination costs to affiliate	-1.6%	0.0%	-0.9%	0.0%
Total expenses	79.0%	89.6%	82.4%	87.4%

INCOME BEFORE PROVISION FOR INCOME TAXES	21.0%	10.4%	17.6%	12.6%

PROVISION FOR INCOME TAX	9.1%	5.1%	7.7%	6.0%

NET INCOME	11.9%	5.3%	9.9%	6.6%

GFI Group Inc. and Subsidiaries

Selected Financial and Statistical Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Brokerage Revenues by Product Categories:
Credit	$60,749	$37,247	112,402	$74,470
Financial	29,835	18,922	56,120	39,462
Equity	21,869	18,515	42,871	31,064
Commodity	15,900	12,883	33,043	24,707

Total brokerage revenues	$128,353	$87,567	244,436	$169,703

Brokerage Revenues by Geographic Region:
U.S.	$63,234	$41,054	119,729	$75,698
U.K.	54,895	41,625	106,991	84,062
Asia-Pacific	10,224	4,888	17,716	9,943

Total brokerage revenues	$128,353	$87,567	$244,436	$169,703

	June 30,	December 31,
	2005	2004

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$109,633	$105,161
Total assets (1)	564,055	640,223
Total debt, including current portion	—	58,841
Redeemable convertible preferred stock	—	30,043
Stockholders’ equity	188,929	53,369

Selected Statistical Data:
Brokerage personnel headcount (2)	629	560
Employees	946	868
Number of brokerage desks (3)	118	101
Broker productivity for the quarter (4)	$208	$181

(1)          Total assets include receivables from brokers, dealers and clearing organizations of $275.2 million and $408.2 million at June 30, 2005 and December 31, 2004, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)          Brokerage personnel headcount includes brokers, trainees and clerks.

(3)          A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument.

(4)          Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

GAAP revenues	$140,323	$92,450	$262,617	$180,143
Foreign exchange collars(a)	(7,552)	—	(7,552)	—
Non-GAAP revenues	132,771	92,450	255,065	180,143

GAAP expenses	110,831	82,644	216,481	157,502
Non-operating adjustments:
Fenics Purchase Obligation	—	55	(2,030)	(72)
Equity compensation	—	—	(756)	—
Accelerated depreciation	(496)	—	(1,095)	—
Lease termination to affiliate	2,266	—	2,266	—
Duplicate rent	(887)	—	(887)	—
Buy-out of employment contracts	(3,241)	—	(3,241)	—
Total (b)	(2,358)	55	(5,743)	(72)
Non-GAAP operating expenses	108,473	82,699	210,738	157,430

GAAP income before income tax provision	29,492	9,806	46,136	22,641
Sum of reconciling items = (a) - (b)	(5,194)	(55)	(1,809)	72
Non-GAAP income before income tax provision	24,298	9,751	44,327	22,713

GAAP income tax provision	12,810	4,716	20,300	10,748
Income tax benefit on non-operating loss (c)	(1,876)	(26)	(353)	34
Non-GAAP income tax provision	10,934	4,690	19,947	10,782

GAAP net income	16,682	5,090	25,836	11,893
Sum of reconciling items = (a) - (b) - (c)	(3,318)	(29)	(1,456)	38
Non-GAAP net income	$13,364	$5,061	$24,380	$11,931

GAAP basic net income per share	$0.62	$0.22	$1.00	$0.52
Basic non-operating income per share	$(0.12)	$0.00	$(0.08)	$0.01
Non-GAAP basic net income per share	$0.50	$0.22	$0.92	$0.53

GAAP diluted net income per share	$0.60	$0.21	$0.96	$0.49
Diluted non-operating income per share	$(0.12)	$(0.00)	$(0.06)	$0.00
Non-GAAP diluted net income per share	$0.48	$0.21	$0.90	$0.49